EXHIBIT 99.1
PRESS RELEASE

Contacts: GendeLLindheim BioCom Partners Investors (800) 987-8256	Media info@peregrineinc.com Barbara Lindheim (212) 918-4650

Peregrine Pharmaceuticals Announces Registered Direct Offering of $22.5 Million in Common Stock

TUSTIN, Calif., June 28, 2007— Peregrine Pharmaceuticals, Inc. (Nasdaq: PPHM), a clinical stage biopharmaceutical company developing monoclonal antibodies for the treatment of cancer and hepatitis C virus (HCV) infection, today announced that it has obtained commitments from several institutional investors to purchase approximately $22.5 million in shares of its common stock in a registered direct offering.

Under the terms of the transaction, Peregrine will receive approximately $22.5 million in gross proceeds in exchange for up to 30,000,000 shares of its common stock. Net proceeds following the payment of sales commissions and other expenses of the offering are expected to be approximately $20.9 million. Rodman & Renshaw, LLC acted as the exclusive placement agent in connection with this transaction. The offering is expected to close on or about July 3, 2007, subject to the satisfaction of certain closing conditions.

Peregrine intends to use the net proceeds to fund its research and development programs and related costs, primarily for conducting clinical trials of bavituximab for the treatment of cancer and hepatitis C virus infection. The company plans to initiate several Phase II studies evaluating bavituximab in combination with chemotherapy for the treatment of solid cancers, to conduct clinical studies evaluating bavituximab for the treatment of chronic HCV infection, including in patients co-infected with HCV and HIV, and to complete an ongoing Phase II study of Cotara® for the treatment of glioblastoma multiforme. The company also intends to use the proceeds to further strengthen its product and business development infrastructure, and for other general corporate purposes.

A shelf registration statement relating to the common stock to be issued in the offering has been filed with the Securities and Exchange Commission and became effective as of January 23, 2007. A prospectus supplement related to the offering will be filed with the Securities and Exchange Commission. Copies of the prospectus supplement and accompanying base prospectus may be obtained directly from Rodman & Renshaw, LLC, 1270 Avenue of the Americas, 28th Floor, New York, NY 10020, Fax: 212-430-1711. This announcement is neither an offer to sell nor a solicitation of an offer to buy any of our common stock. No offer, solicitation or sale will be made in any jurisdiction in which such offer, solicitation or sale is unlawful.

About Peregrine Pharmaceuticals
Peregrine Pharmaceuticals, Inc. is a biopharmaceutical company with a portfolio of innovative product candidates in clinical trials for the treatment of cancer and hepatitis C virus (HCV) infection. The company is pursuing three separate clinical programs in cancer and HCV infection in the U.S. and India with its lead product candidates bavituximab and Cotara®. Peregrine also has in-house manufacturing capabilities through its wholly owned subsidiary Avid Bioservices, Inc. (www.avidbio.com), which provides development and bio-manufacturing services for both Peregrine and outside customers. Additional information about Peregrine can be found at www.peregrineinc.com.

Safe Harbor Statement: Statements in this press release which are not purely historical, including statements regarding Peregrine Pharmaceuticals' intentions, hopes, beliefs, expectations, representations, projections, plans or predictions of the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements involve risks and uncertainties including, but not limited to the risk that the Company will not use the proceeds from the offering for the intended purpose and that the proceeds that the Company receives from the offering will not be sufficient for the Company to accomplish its intended goals. It is important to note that the Company's actual results could differ materially from those in any such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, uncertainties associated with completing preclinical and clinical trials for our technologies; the early stage of product development; the significant costs to develop our products as all of our products are currently in development, preclinical studies or clinical trials; obtaining additional financing to support our operations and the development of our products; obtaining regulatory approval for our technologies; anticipated timing of regulatory filings and the potential success in gaining regulatory approval and complying with governmental regulations applicable to our business. Our business could be affected by a number of other factors, including the risk factors listed from time to time in the Company's SEC reports including, but not limited to, the annual report on Form 10-K for the year ended April 30, 2006 and the quarterly report on Form 10-Q for the quarter ended January 31, 2007. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. Peregrine Pharmaceuticals, Inc. disclaims any obligation, and does not undertake to update or revise any forward-looking statements in this press release